Exhibit 10.23

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CONCENTRA OPERATING CORPORATION,

BRADY ACQUISITION CORP.

and

OCCUPATIONAL HEALTH + REHABILITATION INC

Dated as of August 8, 2005

TABLE OF CONTENTS

		Page
ARTICLE I

THE MERGER

1.1	The Merger; Effective Time of the Merger	1
1.2	Closing	1
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	2

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1	Effect of the Merger on Capital Stock	2
2.2	Treatment of Company Stock Options	5
2.3	Dissenting Stockholders	6
2.4	Payment for Securities	6
2.5	Taking of Necessary Action; Further Action	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company and the Subsidiaries	9
3.2	Representations and Warranties of Parent and Merger Sub	33

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Conduct of Business by the Company Pending the Merger	36
4.2	No Solicitation	39

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Preparation of Proxy Statement	42
5.2	Access to Information	43
5.3	Stockholders Meeting	43
5.4	Other Approvals	43

i

5.5	Agreement to Defend	44
5.6	Public Announcements	44
5.7	Advice of Changes; SEC Filings	44
5.8	Conveyance Taxes	44
5.9	Withholding Rights	44
5.10	Reasonable Efforts	45
5.11	Affiliate Agreements	45
5.12	Other Actions	45
5.13	Appraisal Rights	45
5.14	Indemnification and Insurance	45
5.15	Payoff Letters	47
5.16	Delivery of Estimates	47
5.17	Repayment of Capital Source Agreement	47
5.18	Stockholder Representative	47
5.19	Employee Matters	48

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation to Effect the Merger	48
6.2	Conditions to Obligations of Parent and Merger Sub	48
6.3	Conditions to Obligations of the Company	49

ARTICLE VII

TERMINATION AND AMENDMENT

7.1	Termination	50
7.2	Effect of Termination	52
7.3	Amendment	53
7.4	Extension; Waiver	53

ARTICLE VIII

GENERAL PROVISIONS

8.1	Payment of Expenses	53
8.2	Nonsurvival of Representations, Warranties and Agreements	53
8.3	Notices	54
8.4	Interpretation	55
8.5	Counterparts	55
8.6	Entire Agreement; No Third Party Beneficiaries	55
8.7	Governing Law	55
8.8	No Remedy in Certain Circumstances	55
8.9	Assignment	55
8.10	Schedule Definitions	56
8.11	Director and Officer Liability	56
8.12	Waiver of Jury Trial	56

EXHIBITS:

Exhibit A	Option Surrender Agreement
Exhibit B	Form of Promissory Note

DISCLOSURE SCHEDULES:

Company Disclosure Schedule:

Schedule 3.1(a)	Organization, Good Standing, Etc.
Schedule 3.1(b)	Capital Structure
Schedule 3.1(c)	Authority; No Violations; Consents and Approvals
Schedule 3.1(f)	Absence of Certain Changes or Events
Schedule 3.1(g)	No Undisclosed Material Liabilities
Schedule 3.1(h)	No Default
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Taxes
Schedule 3.1(l)	Employee Benefit Plans; ERISA
Schedule 3.1(m)	Labor Matters
Schedule 3.1(n)	Property
Schedule 3.1(o)	Environmental Matters
Schedule 3.1(p)	Insurance
Schedule 3.1(t)	Controls and Procedures; Corporate Governance
Schedule 3.1(v)	Certain Contracts and Arrangements
Schedule 3.1(w)	Certain Representations With Respect to the Business
Schedule 3.1(y)	Indebtedness; Capital Leases
Schedule 3.1(z)	Employee Payments

Schedules to the Merger Agreement:

Schedule 4.1	Permitted Activities
Schedule 5.11	Affiliate Agreements
Schedule 6.2(e)	Executive Agreements
Schedule 8.4	Knowledge Parties

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	4.2(g)
Additional Merger Consideration	2.1(d)(ii)
Affiliate	4.1(i)
Affiliate Agreements	5.11
Agreement	Preamble
Applicable Laws	3.1(e)
Baystate	3.1(a)(i)
Business Day	1.2
Bylaws	1.4
Capital Lease	2.1(b)(iii)
Capital Source Agreement	4.1(m)
Cash on Hand	2.1(b)(iv)
Certificate	2.4(b)(i)(A)
Certificate of Merger	1.1
Certification	2.1(d)(ii)
Change of Recommendation	4.2(d)
Charter Documents	3.1(a)(ii)
Closing	1.2
Closing Date	1.2
CMOH	3.1(a)(i)
COBRA	3.1(l)(ix)
Code	3.1(k)(iv)
Company	Preamble
Company Charter	1.4
Company Common Stock	2.1
Company Contracts	3.1(v)(i)
Company Disclosure Schedule	3.1
Company Employee Benefit Plan	3.1(l)(i)
Company Employee Pension Benefit Plan	3.1(l)(i)
Company Employee Welfare Benefit Plan	3.1(l)(i)
Company ERISA Affiliates	3.1(l)(i)
Company Intangible Property	3.1(n)(i)
Company Litigation	3.1(j)
Company Material Adverse Effect	3.1(c)(ii)
Company Order	3.1(j)
Company Permits	3.1(i)
Company Preferred Stock	3.1(b)
Company SEC Documents	3.1(d)(i)
Company Stock Option	2.2
Company Stock Plans	2.2
Confidentiality Agreement	5.2
Debt	2.1(b)(ii)
DGCL	1.1
Dissenting Shares	2.3

Definition	Section
D&O Insurance	5.14(c)
Effective Time	1.1
Employee Payments	3.1(z)
Environmental Laws	3.1(o)(A)
ERISA	3.1(l)(xv)
Exchange Act	3.1(c)(iii)
Expense Reimbursement	7.2(b)
Facility	3.1(w)(i)(A)
Filings	3.1(w)(i)(A)
Financial Advisor	3.1(x)
GAAP	3.1(d)(i)
Governmental Entity	3.1(c)(iii)
Group	4.2(g)
Hazardous Materials	3.1(o)(B)
Health Care Programs	3.1(w)(vii)(C)
HIPAA	3.1(l)(xvi)
Indemnitees	5.14(a)
Independent Accountant	2.1(d)(i)
Initial Merger Consideration	2.1(d)(i)
Injunction	6.1(c)
IRS	3.1(k)(ii)
Kent	3.1(a)(i)
knowledge	8.4
Knowledge	8.4
Letter of Transmittal	2.4(b)(i)(A)
Liens	3.1(b)
Maximum Premium	5.14(c)
Merger	Recitals
Merger Consideration	2.1(b)(i)
Merger Sub	Preamble
Objection Notice	2.1(d)(ii)
OHR/MMC	3.1(a)(i)
OHR-SSM	3.1(a)(i)
Option Consideration	2.2
Option Surrender Agreement	2.4(b)(i)(B)
Parent	Preamble
Parent Litigation	3.2(d)
Paying Agent	2.4(a)
Payment	3.1(w)(vii)(D)
Payment Fund	2.4(a)
Person	2.4(e)
Proxy Statement	3.1(c)(iii)
Qualified Company Employee Benefit Plan	3.1(l)(iii)
Release	3.1(o)(C)
Remedial Action	3.1(o)(D)

v

Definition	Section
Sarbanes-Oxley Act	3.1(d)(iii)
SEC	3.1(c)(iii)
Securities Act	3.1(d)(i)
Stark Act	3.1(w)(vii)(A)
State Health Care Program	3.1(w)(vii)(C)
Stockholder Representative	5.18
Stockholders Meeting	5.3
subsidiary	3.1(a)(i)
Subsidiary	3.1(a)(i)
Superior Offer	4.2(g)
Surviving Corporation	1.3
Tax	3.1(k)
Taxes	3.1(k)
Tax Return	3.1(k)
Termination Date	7.1(c)
Termination Fee	7.2(b)
Transaction Documents	3.1(c)(i)
Voting Debt	3.1(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2005 (this “Agreement”), among Concentra Operating Corporation, a Nevada corporation (“Parent”), Brady Acquisition Corp., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Occupational Health + Rehabilitation Inc, a Delaware corporation (the “Company”).

WHEREAS, the Company and Parent have determined to engage in a business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). As a part of the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger, in a form and substance reasonably acceptable to Parent and the Company and meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and shall take all such other and further actions as may be required by any Applicable Law (as hereinafter defined) to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of Delaware in accordance with the DGCL or at such later date and time as is specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 9:30 a.m., Dallas, Texas time, on the date that is the last day of the calendar month in which the Stockholders Meeting (as defined herein) is held, unless the parties hereto agree in writing for the Closing to take place on another date. The Closing shall take place after the satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the

Closing Date, which shall be required to be so satisfied or (to the extent permitted by Applicable Law (as hereinafter defined)) waived on the Closing Date) and shall occur at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, “Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in the State of New York generally are closed for business, other than the retail depository business.

1.3 Effect of the Merger. At the Effective Time: (a) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company is sometimes referred to herein as the “Surviving Corporation”); and (b) the name of the Surviving Corporation shall be “Occupational Health + Rehabilitation Inc”. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective time, the Certificate of Incorporation of the Company (the “Company Charter”) and Bylaws of the Company (the “Bylaws”) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended in accordance with their respective terms and Applicable Law.

1.5 Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and the DGCL.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), or capital stock of Merger Sub, the following shall occur:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the indirect holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Capital Stock of the Company. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock cancelled pursuant to the penultimate sentence of this Section 2.1(b) and Dissenting Shares (as defined in Section 2.3)) shall be converted into the right to receive the Merger Consideration (as hereinafter defined). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.4, without interest. All shares of Company Common Stock held by the Company as treasury shares or by any of the Subsidiaries shall automatically be canceled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor. For purposes of this Agreement,

(i) “Merger Consideration” shall be equal to the quotient (rounded to the fifth decimal place) obtained by dividing

(A) an amount equal to

(1) $47,178,675, plus

(2) an amount equal to the aggregate exercise price of all Company Stock Options outstanding as of the Closing to the extent that they both (i) have become vested and exercisable in accordance with their terms at the time of the Closing (including Company Stock Options that vest and become exercisable as a result of the Merger) and (ii) are entitled to receive the Option Consideration pursuant to Section 2.2 hereof, plus

(3) Cash on Hand (as calculated in accordance with Section 2.1(d), but in no event more than $2,000,000), less

(4) the amount required to repay all Debt, excluding Capital Leases, that is outstanding immediately prior to the Closing by

(B) an amount equal to

(1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus

(2) the number of shares of Company Common Stock issuable upon exercise of the Company Stock Options described in clause (A)(2) above,

(ii) “Debt” means, without duplication, the aggregate amount of (a) all indebtedness of the Company or any of the Subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities or similar instruments for borrowed money, (b) all deferred indebtedness of the Company or any of the Subsidiaries for the payment of the purchase price of property or assets, (c) all obligations of the Company or any of the Subsidiaries to pay rent or other payment amounts under a lease of real or personal property that is classified as a Capital Lease, (d) all conditional sale obligations of and all obligations under any title retention agreements of the Company or any of the Subsidiaries, (e) any outstanding reimbursement obligation of the Company or any of the Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any of the Subsidiaries pursuant to which the applicable bank or similar entity has paid obligations for which the Company or any of the Subsidiaries is required to repay, (f) any payment obligation of the Company or any of the Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (g) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or any of the Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (h) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any of the Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by the Company or any of the Subsidiaries, (i) all other short-term and long-term liabilities of the Company or any of the Subsidiaries for borrowed money and (j) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by the Transaction Documents.

(iii) “Capital Lease” means any obligation of the Company or any of the Subsidiaries to pay rent or any payment amounts under a lease of real or personal property that is required to be classified as a capital lease on a balance sheet prepared in accordance with GAAP (as hereinafter defined).

(iv) “Cash on Hand” means all cash and cash equivalents of the Company determined on a consolidated basis in accordance with GAAP (including the consideration of all offsets and disbursements as set forth therein) immediately prior to the Closing, and excluding (A) any amounts that would be accrued on the basis of GAAP with respect to future estimated distributions, as of the Effective Time, or are reserved, accrued or otherwise allocable, as of the Effective Time, to the equity holders of the Subsidiaries (other than the Company), but in any event only in accordance with the percentages and to the Persons set forth on Schedule 3.1(a) or Schedule 3.1(b) of the Company Disclosure Schedule, (B) any restricted balances, (C) any amounts held in escrow for any reason, (D) the insurance or other proceeds of any casualty loss with respect to any asset of the Company or any of the Subsidiaries, and (E) any proceeds of any indemnification settlements.

(c) Impact of Stock Splits, etc. In the event of any change in the Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock as provided in this Agreement shall be appropriately adjusted to reflect such change.

(d) Certain Calculations.

(i) Prior to the Effective Time, Parent and the Company shall calculate the amount of the Merger Consideration, including, without limitation, the amount of Debt to be reflected in such determination, but excluding the amount of Cash on Hand (the “Initial Merger Consideration”). If Parent and the Company cannot agree upon the amount of the Initial Merger Consideration on or prior to the Effective Time, then the final Initial Merger Consideration shall be determined by PricewaterhouseCoopers LLP or, if the parties otherwise mutually agree in writing, any other “big four” national accounting firm or Grant Thornton LLP (the “Independent Accountant”). The Independent Accountant’s determination of the final Initial Merger Consideration shall be made within five Business Days of the submission of the dispute to the Independent Accountant and shall be final and binding for all purposes of this Agreement.

(ii) Within five Business Days after the Effective Time, the Stockholder Representative shall deliver to Parent a written certification (the “Certification”) setting forth the amount of Cash on Hand that existed as of 11:59 p.m. on the day immediately prior to the Effective Time and such Certification shall also include a good faith detailed calculation of such Cash on Hand amount and any other supporting documentation. Parent shall have five Business Days from the date of Parent’s receipt of the Certification to review such Certification. If Parent does not object in a written notice to the Stockholder Representative (the “Objection Notice”) within such five Business Day time period (such Objection Notice to also set forth Parent’s good faith calculation of the amount of the Cash on Hand that existed as of 11:59 p.m. on the day immediately prior to the Effective Time and any other supporting documentation), the amount of the Cash on Hand set forth in the Certification shall be final and binding for all purposes of this Agreement. The Stockholder Representative and Parent shall cooperate in good faith to resolve any objection to the amount of the Cash on Hand set forth in the Certification. If the Stockholder Representative and Parent resolve such objection to their mutual satisfaction in writing, the final amount of the Cash on Hand shall be as agreed to in writing by the Stockholder Representative and Parent in connection with such resolution. If, by the fifteenth Business Day after the Effective Time, the final amount of Cash on Hand has not been agreed to by the Stockholder Representative and Parent, then the final amount of Cash on Hand shall be determined by the Independent Accountant. The Independent Accountant’s determination of the amount of Cash on Hand shall be made within ten Business Days of the submission of the dispute to the Independent Accountant and shall be final and binding for all purposes of this Agreement. The final amount of the Cash on Hand shall be the “Additional Merger Consideration.”

2.2 Treatment of Company Stock Options. Prior to the Effective Time, the Company shall take such action as may be necessary to cause each option for the purchase of Company Common Stock (a “Company Stock Option”) then outstanding, whether or not exercisable, under each of the Company’s 1993 Stock Plan, the Company’s 1996 Stock Plan or the Company’s 1998 Stock Plan (together, the “Company Stock Plans”), to become (if not then fully exercisable) fully exercisable, except for Company Stock Options held by employees who have been terminated prior to the Effective Time or by holders who have failed to achieve performance standards necessary for the vesting of such Company Stock Options, and each such Company Stock Option that is vested and exercisable shall thereafter represent the right to receive, for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the difference between (i) the Merger Consideration payable in respect of a share of Company Common Stock and (ii) the per share exercise price of such Company Stock Option, but only to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the “Option Consideration”). The parties agree that the cancellation of the Company Stock Options in exchange for the right to receive the Option Consideration pursuant to Section 2.2 and Section 2.4 is a transaction properly allocable to the portion of the Company’s day occurring after the Closing pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and, consequently, shall be treated for Tax purposes as occurring at the beginning of the day following the Closing and any deductions resulting therefrom are properly reportable on Parent’s consolidated federal income tax return (and any applicable state or local income tax returns). The parties shall, and shall cause their respective Affiliates to, report consistently with the foregoing for all Tax purposes

2.3 Dissenting Stockholders. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.4 of the Certificate (as hereinafter defined) representing such shares of Company Common Stock. The Company shall give Parent (a) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or attempted withdrawals of such demands received by the Company and (b) the right to participate in all negotiations and proceedings with respect to any such demands or notices.

2.4 Payment for Securities.

(a) Paying Agent. Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.2 (the “Payment Fund”). The portion of the Payment Fund composed of the Initial Merger Consideration shall be deposited with the Paying Agent on the Closing Date. The portion of the Payment Fund composed of the Additional Merger Consideration shall be deposited with the Paying Agent within one Business Day following the determination of the final Cash on Hand pursuant to Section 2.1(d)(ii). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 and the Option Consideration payable pursuant to Section 2.2, in each case, out of the Payment Fund. The Payment Fund shall not be used for any other purpose; provided, the Paying Agent shall invest any cash included in the Payment Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to, and shall at all times be the property of, Parent. Parent shall pay all fees and expenses of the Paying Agent.

(b) Payment Procedures.

(i) As soon as reasonably practicable after Parent’s deposit of the Additional Merger Consideration portion of the Payment Fund pursuant to Section 2.4(a) hereof, the Paying Agent shall deliver:

(A) to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (each, a “Certificate”), which holder’s shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (x) a customary form of letter of transmittal (the “Letter of Transmittal”), reasonably acceptable to Parent and the Company, specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration; and

(B) to each holder of an outstanding Company Stock Option entitled to receive the Option Consideration: (x) an option surrender agreement (an “Option Surrender Agreement”) that shall be in substantially the form attached hereto as Exhibit A; and (y) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.

(ii) Upon surrender of a Certificate for cancellation to the Paying Agent, together with the Letter of Transmittal, duly executed, or an “agent’s message” in the case of a book entry transfer, and any other documents reasonably required by Parent or the Paying Agent, (A) the holder of a Certificate shall be entitled to receive in exchange therefor an amount equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by the surrendered Certificate, and (B) the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of Merger Consideration as contemplated by Section 2.1. In no event shall the holder of any such surrendered Certificate be entitled to receive any interest on any cash to be received in the Merger.

(iii) Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by Parent or the Paying Agent, (A) the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive pursuant to the provisions of Section 2.2, and (B) the Company Stock Option so surrendered shall be canceled. Until surrendered in accordance with the provisions of this Section 2.4, each outstanding Company Stock Option shall be deemed at any time after the

Effective Time to represent for all purposes only the right to receive the Option Consideration. In no event shall the holder of any Company Stock Option be entitled to receive any interest on any cash to be received in the Merger.

(c) Termination of Rights.

(i) All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take all action necessary (including causing the board of directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plans) to ensure that, following the Effective Time, no participant in any Company Stock Plan or any other plans, programs or arrangements shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any affiliate thereof.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former stockholders or optionholders of the Company for 270 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, upon demand, and any stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, the Paying Agent or any other natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Entity (as hereinafter defined) (a “Person”), shall be liable to any former holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of any Company Common Stock or Company Stock Options after a period of three years following the Effective Time (or such earlier date immediately prior to the time of which such amounts would otherwise escheat or become the property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate pursuant to the provisions of this Article II.

2.5 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effect the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Merger Sub and the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company and the Subsidiaries. The Company represents and warrants to Parent and Merger Sub as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Schedule”) (with each reference to such disclosure schedule qualifying the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

(a) Organization, Good Standing, Etc.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of CM Occupational Health, Limited Liability Company (“CMOH”) and OHR/MMC, Limited Liability Company (“OHR/MMC”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maine. Kent/OH+R, LLC (“Kent”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Rhode Island. OHR/Baystate, LLC (“Baystate”) is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. OHR-SSM, LLC (“OHR-SSM” and, together with CMOH, OHR/MMC, Kent and Baystate, the “Subsidiaries” and each, a “Subsidiary”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri. The Subsidiaries are the only direct or indirect subsidiaries of the Company. As used in this Agreement, the word “subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (1) such party or any other subsidiary of such party is a general partner, or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of the subsidiaries, or by such party and any one or more of the subsidiaries. Other than the Subsidiaries, none of the Company or any of the Subsidiaries owns any capital stock of, or other equity interest in, any other Person, except as set forth on Schedule 3.1(a) of the Company Disclosure Schedule. Set forth on Schedule 3.1(a) of the Company Disclosure Schedule is (i) a list of all other Persons that have any ownership interest in any of the Subsidiaries, and (ii) a list of all required distributions relating to any of the Subsidiaries (including the amounts and due dates of each such distribution) to be made to any other Person that has any ownership interest in any of the Subsidiaries.

(ii) Each of the Company and the Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction listed on Schedule 3.1(a) of the Company Disclosure Schedule, which jurisdictions represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than such jurisdictions where the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has delivered to Parent or its representatives true, correct and complete copies of the organizational and other governing documents (the “Charter Documents”) of the Company (including the Company Charter and the Bylaws) and each of the Subsidiaries, as in effect as the date of this Agreement. None of the Company or any of the Subsidiaries is in violation of any provision of its respective Charter Documents.

(b) Capital Structure. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on the date hereof: (1) 3,112,932 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred stock were issued and outstanding; (2) 1,530,000 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 1,351,259 shares of Company Common Stock were subject to issuance upon exercise of options or awards granted to officers, directors or employees of the Company and the Subsidiaries; and (3) no Voting Debt (as defined below) was issued or outstanding. The term “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders or other securityholders of the Company or any of the Subsidiaries may vote. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not entitled to preemptive rights. Schedule 3.1(b) of the Company Disclosure Schedule sets forth the authorized and issued or outstanding capital stock and other equity securities of each of the Subsidiaries (and the record holder thereof), and all of such capital stock or other equity securities of each of the Subsidiaries are validly issued, fully paid and nonassessable and are not entitled to preemptive rights. Schedule 3.1(b) of the Company Disclosure Schedule sets forth any liens, pledges, charges, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal or offer, or other burdens or options of any kind (collectively, “Liens”) applicable to the Company’s interest in the equity securities of the Subsidiaries. Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company, any of the Subsidiaries or any other person any capital stock or other equity securities of the Company or any of the Subsidiaries, or securities convertible into or exchangeable for capital stock or other equity securities of the Company or any of the Subsidiaries. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any of the Subsidiaries convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of the Company or any of the Subsidiaries, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any of the Subsidiaries is a party or by which any of them are bound in any case obligating the Company or any of the Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock, Voting Debt or other voting securities of the Company or of any of the Subsidiaries, or obligating the Company or any of the Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the equity securities of any of the Subsidiaries. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of the Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of the Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and any other documents or agreements contemplated hereby (together with this Agreement, the “Transaction Documents”) to which it is a party and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company Charter and the Bylaws, to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company Charter and Bylaws. Each of the Transaction Documents has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL and the Company Charter and Bylaws, and assuming the Transaction Documents constitute the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company has delivered to Parent certified copies of resolutions duly adopted by the Company’s board of directors evidencing the approval and adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.

(ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, approval, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Company or any of the Subsidiaries under, or otherwise result in a material detriment to the Company or any of the Subsidiaries under, any provision of (A) the Company Charter or Bylaws or any provision of the Charter Documents of any of the Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of the Subsidiaries, (C) any joint venture or other ownership arrangement, or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, Liens or detriments that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change in, or effect on, the business, operations, assets or condition (financial or otherwise) of the Company or the Subsidiaries (whether or not known as of the date of this Agreement, covered by insurance or manifested in the historical financial statements of the Company or the Subsidiaries) that, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the business, operations, assets or condition (financial or otherwise) of the Company and the Subsidiaries (taken as a whole) or materially impairs the consummation of the transactions contemplated hereby or the Company’s performance of its obligations under this Agreement; provided, however, that a Company Material Adverse Effect shall exclude, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (A) any change or effect relating to the U.S. or any foreign economy in general to the extent that such change or effect does not have a materially disproportionate effect on the Company and the Subsidiaries taken as a whole; (B) any effect, change, event, occurrence or circumstance to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the transactions contemplated hereby may be consummated (including any effect, change, event occurrence or circumstance resulting from or relating to any litigation, any loss of or delay in clients placing service contracts or any departure or loss of employees, in each case to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the transactions contemplated hereby may be consummated);

(C) the failure of the Company to meet analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph); and (D) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company in compliance with the terms of this Agreement.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of the Subsidiaries in connection with the execution and delivery of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing with the Securities and Exchange Commission (the “SEC”) of (x) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the “Proxy Statement”) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with the Transaction Documents and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with and the acceptance for the record of the Certificate of Merger by the Delaware Secretary of State, and (C) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) SEC Documents.

(i) The Company has filed and furnished all required reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents with or to the SEC since December 31, 2001 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. The financial statements of the Company included in the Company SEC Documents were prepared from the books and records of the Company and the Subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and the

Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and the Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 2001, an Affiliate (as hereinafter defined) of the Company that are required to be disclosed in the Company SEC Documents.

(ii) The Company has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Entity. Since December 31, 2001, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. Since December 31, 2001, to the knowledge of the Company, no officer or director of the Company has received or has become entitled to receive any material compensation from any entity that has engaged in or is engaging in any material transaction with the Company or any Subsidiary of the Company. There are no off-balance sheet special purpose entities or financing arrangements of the Company or the Subsidiaries.

(iii) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications were correct when made.

(e) Information Supplied. None of the information supplied or to be supplied by the Company and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of the Company, at the time of the meeting of such stockholders to be held in connection with the Merger, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and all judgments, orders, decrees, statutes, laws, ordinances, rules, regulations, writs or injunctions applicable to the Company, any of the Subsidiaries, or any of their respective assets or properties (collectively, “Applicable Laws”).

(f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(f) on the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since March 31, 2005, there has not been (i) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company or any of the Subsidiaries, (ii) any event, condition, action or occurrence that would constitute a breach of Section 4.1 hereof, or (iii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Company Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents or set forth on Schedule 3.1(g) of the Company Disclosure Schedule, there are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, have resulted in or could reasonably be expected to result in a Company Material Adverse Effect, other than (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2005 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, (ii) liabilities incurred in the ordinary course of business after March 31, 2005, and (iii) liabilities under this Agreement.

(h) No Default. Except as set forth on Schedule 3.1(h) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Charter, the Bylaws or the Charter Documents of any of the Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Subsidiaries, except in the case of (ii) and (iii) for defaults or violations that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(i) Compliance with Applicable Laws. The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and each of the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents (including under the heading “Laws and Regulations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004), the respective businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(j) Litigation. Except as disclosed in the Company SEC Documents or as set forth on Schedule 3.1(j) of the Company Disclosure Schedule, there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (the “Company Litigation”), and the Company and the Subsidiaries have no knowledge of any facts that are likely to give rise to any Company Litigation, that (in any case) could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Subsidiaries (a “Company Order”) that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(k) Taxes. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) Each of the Company, the Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of the Subsidiaries is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all U.S. federal income Tax Returns (as hereinafter defined), and all other material Tax Returns required to be filed or sent by or with respect to it and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all Taxes (as hereinafter defined) that are due and payable with respect to such Tax Returns, and all material Taxes that are otherwise due and payable for which the Company or any of the Subsidiaries are reasonably likely to be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each of the Subsidiaries through the date hereof, and (D) complied in all material respects with all Applicable Laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, stockholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

(ii) Schedule 3.1(k) of the Company Disclosure Schedule sets forth (A) a list of all jurisdictions in which the Company or any of the Subsidiaries has or is required to file Tax Returns, (B) the last taxable period through which the income Tax Returns of the Company and any of the Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or the applicable foreign, state or local taxing authority or for which the statute of limitations for assessment has otherwise closed and (C) any affiliated, consolidated, combined, unitary or similar group or Tax Return in which the Company or any of the Subsidiaries is or has been a member or joins or has joined in the filing. Except to the extent being contested in good faith, set forth on Schedule 3.1(k) of the Company Disclosure Schedule, and adequately provided for in the Company’s financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, all material deficiencies asserted as a result of any examination by any applicable taxing authority have been paid or fully settled. No audits or other administrative proceedings or court proceedings are pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of the Subsidiaries may be liable, and no material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) against the Company or any of the Subsidiaries by any taxing authority with respect to any period. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(iii) Schedule 3.1(k) of the Company Disclosure Schedule sets forth (A) as of December 31, 2004 the amount of any net operating loss, net capital loss, unused foreign tax credits or unused investment or other credits of the Company and any of the Subsidiaries, which amounts are not subject to any limitations except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule, and (B) all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company and any of the Subsidiaries by any taxing authority.

(iv) Neither the Company nor any of the Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or any of the Subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of state, local, foreign or other income tax law, that will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for the Company or any of the Subsidiaries for any taxable period ending after the Closing Date. Neither the Company nor any of the Subsidiaries has received any private letter ruling of the IRS or comparable ruling of other tax authorities that will be binding on the Company or any of the Subsidiaries with respect to any period following the Closing Date. Neither the Company nor any of the Subsidiaries has granted any power of attorney, that is currently in force, with respect to any income, franchise, or similar Taxes or any income, franchise or similar Tax Returns.

(v) Neither the Company nor any of the Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, indemnity or allocation agreement, or similar agreement, arrangement or practice.

(vi) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of the Company or any of the Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of the Subsidiaries have been proposed in written form.

(vii) Neither the Company nor any of the Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of the Subsidiaries. To the knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of the Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

(viii) There are no material excess loss accounts or deferred intercompany transactions between the Company and/or any of the Subsidiaries within the meaning of Treas. Reg. Section 1.1502-13 or 1.1502-19, respectively.

(ix) Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(x) None of the Company, the Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of the Company or the Subsidiaries is or was a member has participated, directly or indirectly, in any (A) reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (B) Tax shelter required to be registered under Section 6111 of the Code. Each of the Company and the Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

(xi) Neither the Company nor any of the Subsidiaries is, or has been, a party to any agreement that provides for the payment of, or has otherwise paid, any amount that would constitute a “parachute payment” within the meaning of Section 280G of the Code, that would constitute compensation whose deductibility is limited under Section 162(m) of the Code or that would be subject to tax under Section 409A of the Code.

For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of the Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of the Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of the Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of the Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of the Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income Tax return in which the Company or any of the Subsidiaries is included and (ii) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of the Subsidiaries is included.

(l) Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) There are no Company Employee Benefit Plans established, maintained, contributed to or required to be contributed to, by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c), (m) or (o) of the Code (the “Company ERISA Affiliates”), and there are no Company Employee Pension Benefit Plans that the Company or any Company ERISA Affiliate has established, maintained, contributed to, or been required to contribute to, within six years prior to date hereof. As used in this Agreement, “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Subsidiaries or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including, without limitation, any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (a “Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (a “Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, savings, retirement, bonus, incentive compensation, deferred compensation, executive compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, material fringe benefit, or any other similar plan, program, practice, commitment or policy.

(ii) With respect to each Company Employee Benefit Plan, the Company has provided Parent with a true, correct and complete copy of (A) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreements, prototype or volume submitter documents, trust agreements, annuity contracts, third party administrative contracts, and insurance contracts, as applicable) and all amendments thereto, (B) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules and audited financial statements and opinions, if required, (C) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (D) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments, (E) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agency relating to such Company Employee Benefit Plan and any material communications with such entity or agency, (F) the most recent actuarial valuation and annual asset statement, and (G) a written description of each oral Company Employee Benefit Plan.

(iii) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code (a “Qualified Company Employee Benefit Plan”), has received a favorable determination letter (or if applicable, advisory or opinion letter) from the IRS that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan.

Any favorable determination letters referenced in this Section 3.1(l)(iii) cover “GUST” as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Company Employee Benefit Plan has timely made “good faith” amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

(iv) The Company has (A) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that are required to be filed and (B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for the Company or any of the Subsidiaries relating to the Company Employee Benefits Plans have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from the Company or, to the knowledge of the Company, from any other person or entity, relative to any Company Employee Benefit Plan. The Company and each of the Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Company Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

(v) The funding, if any, under each Company Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. None of the Company or any of the Subsidiaries are subject to taxation on the income of any Company Employee Welfare Benefit Plan’s welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

(vi) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents, which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(vii) The Company and each of the Subsidiaries have complied, and are now in compliance in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any of the Subsidiaries has engaged in any material prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan and, to the knowledge of the Company, (A) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (B) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

(viii) Neither the Company nor any entity that is a Company ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or that is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any of the Subsidiaries. No Company Employee Welfare Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. No Company Employee Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA.

(ix) The Company and each of the Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the health care continuation coverage (“COBRA”) provisions in ERISA and the Code or similar provisions of state law.

(x) The consummation of the transactions contemplated by the Transaction Documents will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, director or officer of the Company or any of the Subsidiaries to severance pay, any change in control payment or any other material payment other than pursuant to an agreement with Parent or one of its current Affiliates, (B) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director or officer, other than with respect to the Company Stock Options as set forth in Section 2.2 hereof, or (C) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any of the Subsidiaries has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.1(l)(x) (without regard to whether the transactions contemplated by the Transaction Documents are consummated) except to the extent required in a written contract or agreement.

(xi) there are no liens, suits, actions, proceedings, investigations, claims or orders pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against the Company, any of the Subsidiaries or any Company Employee Benefit Plan related to any Company Employee Benefit Plan. To the knowledge of the Company, no Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program, closing agreement program or similar program of the IRS or the Department of Labor. No assets of the Company are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(xii) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(xiii) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under consideration. To the knowledge of the Company, no events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(xiv) None of the assets of any Company Employee Pension Benefit Plan includes “qualifying employer securities” or “qualifying employer real property” within the meaning of Section 407(d) of ERISA.

(xv) As used in this Agreement, “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(xvi) Each Company Employee Benefit Plan that is a “group health plan,” as defined in Section 607(1) of ERISA, Section 5000(b)(1) of the Code or 45 C.F.R. 160.103, has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law. As used in this Agreement, “HIPAA” means the provisions of ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996, including any regulations thereunder, and the regulations promulgated by the United States Department of Health and Human Services as set forth in 45 C.F.R. Parts 160, 162, and 164.

(xvii) Each Company Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company are allocated to or held in a “rabbi trust” or similar vehicle with respect to any such plan.

(m) Labor Matters. Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) Neither the Company nor any of the Subsidiaries has agreed to recognize any labor union or organization or is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, no labor union or organization has been certified as the exclusive bargaining representative of any employees of the Company or any of the Subsidiaries, and there is no current labor union representation question involving employees of the Company or any of the Subsidiaries, nor does the Company or any of the Subsidiaries know of any activity or proceeding of any labor union or organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) Since July 1, 2000, there has been no unfair labor practice charge or complaint before any Governmental Entity, or grievance arising out of a collective bargaining agreement or other grievance procedure, pending against the Company or any of the Subsidiaries, nor, to the knowledge or the Company, has any such charge, complaint or grievance been threatened.

(iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging: any failure to pay wages, benefits or other compensation; any breach of any express or implied contract of employment; any violation of any Applicable Laws governing employment or the termination thereof; or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, against the Company or any of the Subsidiaries pending, nor, to the knowledge of the Company, threatened.

(iv) There is no labor strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of the Subsidiaries, and neither the Company nor any of the Subsidiaries has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since July 1, 2000.

(v) The Company and each of the Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, including but not limited to, terms and conditions of employment, wages, hours of work, occupational safety and health, plant closing and mass layoff, immigration, worker’s compensation and unemployment compensation, except for non-compliance that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(vi) There is no complaint, lawsuit or proceeding in any forum pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of the Subsidiaries is or may be entitled to claim indemnification from the Company or any of the Subsidiaries pursuant to (A) the Company Charter or Bylaws or any provision of the Charter Documents of any of the Subsidiaries, (B) any indemnification agreement to which the Company or any of the Subsidiaries is a party or (C) Applicable Laws, in each case under clauses (A), (B) or (C) that, individually or in the aggregate could reasonably be expected to result in a Company Material Adverse Effect.

(n) Property. Except as set forth on Schedule 3.1(n) of the Company Disclosure Schedule:

(i) The Company and each of the Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, domain names and copyrights necessary for the operation of the respective businesses of each of the Company and the Subsidiaries (collectively, the “Company Intangible Property”), except where the failure to possess or have adequate rights to use such properties could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All of the Company

Intangible Property is owned or licensed by the Company or one of the Subsidiaries free and clear of any and all Liens, except those that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intangible Property by the Company or the Subsidiaries does not, in any respect that, individually or in the aggregate, constitutes or could reasonably be expected to result in a Company Material Adverse Effect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, domain name, copyright or any pending application therefor of any other person. There have been no claims made and neither the Company nor any of the Subsidiaries has received any notice of any claim or otherwise knows that (A) any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or (B) any of the Company Intangible Property has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except, in the case of clauses (A) and (B) of this Section 3.1(n)(i), for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ii) All major items of operating equipment owned or leased by the Company and each of the Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (B) are adequate, together with all other properties of the Company and each of the Subsidiaries, to comply in all material respect with the requirements of all applicable contracts of each of the Company and the Subsidiaries. Except for goods and other property sold, used or otherwise disposed of since April 1, 2005 in the ordinary course of business, the Company and the Subsidiaries have good and defensible title to all properties, interests in properties and assets, real and personal, reflected in the Company SEC Documents filed prior to the date of this Agreement as owned by the Company and any of the Subsidiaries, free and clear of any Liens, except (A) Liens reflected in the Company SEC Documents filed prior to the date of this Agreement, (B) Liens for current taxes not yet due and payable, and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The leases and other agreements pursuant to which the Company and the Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property are in good standing, valid and effective, and the rentals due by the Company or any of the Subsidiaries to any lessor of any such leases have been properly paid, except in each case as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(o) Environmental Matters. For purposes of this Agreement:

(A) “Environmental Laws” means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity now in existence relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

(B) “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of “solid wastes,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants,” or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

(C) “Release” means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or any of the Subsidiaries; and

(D) “Remedial Action” means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

Except as disclosed in the Company SEC Documents:

(1) The operations of the Company and each of the Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(2) The Company and each of the Subsidiaries have obtained all permits, licenses and registrations, or applications relating thereto, and have made all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(3) The Company and each of the Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or (D) an assumption of responsibility for environmental liabilities of another person.

(4) To the knowledge of the Company, neither the Company nor any of the Subsidiaries has received any communication alleging, with respect to any such party, (i) the violation of or liability under any Environmental Law, or (ii) or any liability (contingent or otherwise) with respect to the alleged exposure of any employee or third party to Hazardous Materials that, in either case, could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(5) To the knowledge of the Company, there is not now on or in any property of the Company or the Subsidiaries or any property for which the Company or any of the Subsidiaries is potentially liable any of the following (A) any underground storage tanks or surface impoundments, or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(p) Insurance. Schedule 3.1(p) of the Company Disclosure Schedule sets forth an insurance schedule of the Company’s and each of the Subsidiaries’ directors’ and officers’ liability insurance, medical malpractice and professional liability insurance policies, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of the Subsidiaries. All such insurance policies are in full force and effect and all related premiums that have come due have been paid to date. As of the Effective Date, all such insurance policies (or comparable replacement policies) shall be in full force and effect and all related premiums shall have been paid to date.

(q) Board Recommendation; Company Action; Vote Required. The board of directors of the Company has, by resolutions duly adopted by such directors and not subsequently rescinded or modified in any way, unanimously (i) determined that the Transaction Documents, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby and thereby are advisable and in the best interests of the

Company, (ii) approved and adopted the Transaction Documents and approved the Merger and the other transactions contemplated hereby, (iii) directed that the Merger and this Agreement be submitted for consideration by the stockholders of the Company at a meeting of the Company’s stockholders and (iv) recommended that the stockholders of the Company approve the Merger and this Agreement. As of the date of this Agreement, the directors of the Company have advised the Company that, as of the date hereof, they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by each of them and their affiliates in favor of approval of the Merger and this Agreement. Assuming the accuracy of the representations set forth in Section 3.2(e), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger and this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies or purports to apply to this Agreement or the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents.

(r) Beneficial Ownership of Parent Common Stock. Neither the Company nor any of the Subsidiaries “beneficially owns” (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding capital stock of Parent or any of Parent’s outstanding debt securities.

(s) Brokers. Except for the fees and expenses payable to Adams Harkness, Inc., which fees are reflected in its engagement letter with the Company (a copy of which has been delivered to Parent), no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(t) Controls and Procedures; Corporate Governance.

(i) Each of the Company and the Subsidiaries maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (A) transactions are executed with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for Company’s consolidated assets, (C) access to the Company’s and each of the Subsidiaries’ assets is permitted only in accordance with management’s authorization, (D) the reporting of the Company’s and each of the Subsidiaries’ assets is compared with existing assets at regular intervals, and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company and each of the Subsidiaries have made available to Parent a summary of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s or any of the Subsidiaries’ ability to record, process, summarize and report financial data, (B) any material weaknesses in the Company’s or any of the Subsidiaries’ internal controls, and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any of the Subsidiaries’ internal control over financial reporting.

(ii) The Company and each of the Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and each of the Subsidiaries required to be disclosed in the Company’s Exchange Act reports is made known to the Company’s principal executive officer and principal financial officer by others within the Company and each of the Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Schedule 3.1(t) of the Company Disclosure Schedule lists, and the Company has delivered to Parent, all written documentation relating to, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures.

(iii) The Company is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC applicable to the Company.

(iv) The Company has not, nor has any of the Subsidiaries, since July 20, 2002, extended or maintained credit, arranged for an extension of credit or received an extension of credit, in the form of a personal loan to or for any executive officer of any of the Company or any of the Subsidiaries.

(u) Investment Company. Neither the Company nor any of the Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

(v) Certain Contracts and Arrangements.

(i) Schedule 3.1(v) of the Company Disclosure Schedule and the documents filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 set forth a true and complete list of each agreement to which the Company or any of the Subsidiaries is subject (other than this Agreement) that is of a type that would be required to be included as an exhibit to an Annual Report on Form 10-K pursuant to the rules and regulations of the SEC if such Annual Report on Form 10-K were filed by the Company on the date hereof (collectively, the “Company Contracts”). Except as could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect and except as set forth on Schedule 3.1(v) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

(ii) Set forth on Schedule 3.1(v) of the Company Disclosure Schedule is complete list of each management, employment, consulting or other agreement, contract or commitment, whether oral or in writing, to which the Company or any of the Subsidiaries is a party that provides for (i) the employment of any person or providing for retention of management, executive or consulting services, or (ii) the payment or accrual of any compensation or severance upon (A) a change in control of the Company or any of the Subsidiaries or (B) any termination of such management, employment, consulting or other relationship other than pursuant to an agreement with Parent or one of its current Affiliates. All compensation earned pursuant to the foregoing, including deferred compensation, has been fully and accurately accrued for and reflected in the financial statements included in the Company SEC Documents to the extent required therein. Set forth on Schedule 3.1(v) of the Company Disclosure Schedule is a list (including the name of the parties thereto and the date thereof) of all non-competition, non-solicitation or similar agreements entered into between any Person and the Company or any of the Subsidiaries that would (i) restrict any Person (other than the Company or any of the Subsidiaries) from engaging or competing in any line of business in any geographic area or from hiring or soliciting for hire any past or present employee, consultant, officer or director of the Company or any of the Subsidiaries or (ii) limits or otherwise restricts the Company or any of the Subsidiaries, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of Parent’s other subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area.

(w) Certain Representations With Respect to the Business.

(i) Medicare Participation/Accreditation.

(A) Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule, no medical clinics, offices or other facilities owned, operated or managed by the Company or any of the Subsidiaries that provide health care goods and services reimbursable in whole or in part by any government healthcare program (each, a “Facility”) participate in the Medicare, Medicaid, CHAMPUS or TRICARE programs. The Facilities that are set forth on Schedule 3.1(w) are and have been in compliance in all material respects with the conditions of participation in such programs with respect to each participating Facility. Set forth on Schedule 3.1(w) of the Company Disclosure Schedule are all of the Company’s and each of the Subsidiaries’ provider numbers and a list of the Facilities that have billed for services utilizing such provider numbers. Neither the Company nor any of the Subsidiaries has received any notice from any of the Medicare, Medicaid, CHAMPUS or TRICARE programs of any pending or threatened investigation or survey under any such programs (other than routine surveys in the ordinary course of business), and neither the Company nor any of the Subsidiaries has reason to believe that any such investigation or survey is pending or threatened.

(B) Neither the Company nor any of the Subsidiaries has received notice of any pending or threatened investigation or inquiry (other than routine surveys and audits that have not resulted in an investigation or inquiry) from any Governmental Entity, fiscal intermediary, carrier or similar entity that enforces or administers the statutory or regulatory provisions in respect of any governmental health care program. There are no outstanding judgments, orders, writs, injunctions or decrees of any Governmental Entity in respect of any governmental health care program against the Company or any of the Subsidiaries (whether or not covered by insurance).

(C) None of the Facilities are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

(ii) Cost Reports and Other Filings.

(A) Each cost report and other required claim and governmental filing (the “Filings”) with respect to Medicare required to be filed by or on behalf of the Company or any of the Subsidiaries has been timely prepared and filed in accordance with Applicable Law and all amounts shown on such cost reports as owed by the Company or such Subsidiary have been paid timely. All of such Filings were, when filed or as they have been subsequently amended, true and complete in all material respects. The Company has made available for inspection by Parent prior to the date of this Agreement each such Filing made after December 31, 2000.

(B) Schedule 3.1(w) of the Company Disclosure Schedule lists the Medicare cost reports duly filed by the Company and each of the Subsidiaries covering all open cost reporting periods prior to the Closing Date and which of such cost reports has been (1) audited but not fully settled and (2) neither audited nor settled, and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports. Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received notice, or has knowledge of the existence, of any pending dispute between the Company and/or any of the Subsidiaries and governmental authorities or the Medicare fiscal intermediary regarding such cost reports for the remaining unaudited cost reports, other than with respect to adjustments thereto made in the ordinary course of business which do not involve individual line item adjustments in any cost reporting period in excess of $20,000. Neither the Company nor any of the Subsidiaries has received written notice of, and the Company does not have knowledge of the existence of, any claims against the Company or any of the Subsidiaries by any third-party payors other than routine Medicare audit adjustments, which adjustments have not been and could not reasonably be expected to be material. Neither the Company nor any of the Subsidiaries has received any written notice that Medicare has any claims against it which could result in offsets against future reimbursement in excess of that provided for in the financial statements of Company and the Subsidiaries. The financial statements contained in the Company SEC Documents reflect adequate reserves for all open and unsettled cost reporting periods in accordance with GAAP.

(iii) Exclusion.

(A) Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any Affiliate, any person who has a direct or indirect ownership interest (as those terms are defined in 42 C.F.R. §1001.1001(a)(2)) in the Company or any of the Subsidiaries of five percent (5%) or more or who has an ownership or control interest (as defined in Section 1124(a)(3) of the Social Security Act or any regulations promulgated thereunder) in the Company or any of the Subsidiaries or any officer, director, employee, vendor or agent of the Company or any of the Subsidiaries (a) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (b) has been excluded from participation under any federal health care program, or (c) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of the categories of offenses as described in the Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.

(B) No legal proceeding or investigation is pending or, to the knowledge of the Company, threatened to suspend, limit, terminate or revoke the status of the Company or any of the Subsidiaries as a provider in any federal health care program. Neither the Company nor any of the Subsidiaries has received any notice from any third-party payor of its intention to suspend, limit, terminate, revoke or fail to renew any contractual arrangement with the Company or any of the Subsidiaries.

(iv) Billing. Except as set forth in Schedule 3.1(w) of the Company Disclosure Schedule, all billing by, or on behalf of, the Company or any of the Subsidiaries to third-party payors, including, but not limited to, Medicare and private insurance companies has been true, correct and complete in all material respects. Neither the Company nor any of the Subsidiaries has received any notice from any third-party payor, including, without limitation, Medicare, that indicates that Parent could not continue to bill in substantially the same manner and structure as the Company or any of the Subsidiaries is billing on the date hereof.

(v) Reimbursement Matters. Except as disclosed on Schedule 3.1(w) of the Company Disclosure Schedule, since January 1, 2001, (a) neither the Company nor any of the Subsidiaries has received any written notice of denial of payment or overpayment of a material nature from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) with respect to items or services provided by the Company and/or any of the Subsidiaries, other than those that have been finally resolved in any settlement for an amount less than $25,000, (b) to the knowledge of the Company, there is no basis for the assertion of any such denial or overpayment claim and (c) neither the Company nor any of the Subsidiaries has received written notice from a federal health care program or any other third party reimbursement source (inclusive of managed care organizations) of any pending or threatened legal proceedings or surveys specifically with respect to, or arising out of, items or services provided by the Company or any of the Subsidiaries, and to the knowledge of the Company, no such investigation or survey is pending, threatened or imminent. Neither the Company nor any of the Subsidiaries is subject to (i) a “focused review” of claims by Medicare or (ii) a “Corporate Integrity Agreement” or similar government-mandated compliance program.

(vi) No Criminal Proceedings. There are no pending legal proceedings or investigations (other than unknown grand jury investigations) against the Company or any of the Subsidiaries or, to the knowledge of the Company, their agents, officers or employees with respect to their employment with the Company or any of the Subsidiaries, that involve allegations of criminal violations of any legal requirements by the Company or any of the Subsidiaries or their agents, officers or employees acting on behalf of the Company or any of the Subsidiaries, including, without limitation, Medicare.

(vii) Compliance with Certain Laws. Except as set forth on Schedule 3.1(w) of the Company Disclosure Schedule:

(A) neither the Company nor any of the Subsidiaries has submitted any claim in connection with any referral to any Facility that violated any applicable self-referral law, including, without limitation, the Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (the “Stark Act”), or any applicable state self-referral law;

(B) neither the Company nor any of the Subsidiaries has submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including, without limitation, the False Claims Act, 31 U.S.C. §3729, or any other applicable federal or state false claim or fraud law;

(C) neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any person providing professional or other services to the Company or any Subsidiary is presently, or has, engaged in any activities that are cause for criminal or civil penalties and/or mandatory or permissive exclusion from any Health Care Program (as hereinafter defined), including, without limitation, (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment, (B) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment, (C) presenting or causing to be presented a claim for reimbursement under any Health Care Program that is (1) for an item or service the claimant knows or should know was not provided as claimed, (2) for an item or service the claimant knows or should know is false or fraudulent, or (3) for an item or service the claimant knows or should know is not medically necessary, (D) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment, (E) knowingly or willfully soliciting or receiving any bribe, rebate, payoff, influence payment, kickback or other payment of any nature in violation of any legal requirement with respect to any Health Care Program, or (F) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (1) the conditions or operations of a Facility in order that such Facility may obtain certification, accreditation or similar approval under any Federal Health Care Program (as defined at 42 U.S.C. §1320a-7b(f)) or any health care program operated by or financed in whole or in part by any state or other government jurisdiction in which the Company or any of the Subsidiaries is authorized to do business (each a “State Health Care Program” and together with the Federal Health Care Programs, the “Health Care Programs”), or (2) information required to be provided under §1124A of the Social Security Act (42 U.S.C. §1320a-3); and

(D) neither the Company, any of the Subsidiaries, nor, to the knowledge of the Company, any officer, director, employee or contracted agent (for or on behalf of the Company or any of the Subsidiaries) of the Company or any of the Subsidiaries, has, directly or indirectly, (A) offered, paid, solicited or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors of the Company or any of the Subsidiaries, in order to obtain business or payments from such persons in violation of Applicable Laws, (B) solicited, received, given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous Payment (as hereinafter defined) of any kind, nature or description to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person in violation of any legal requirement, (C) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment, gift or other distribution, whether in money, property or services (a “Payment”) to, or for the private use of, any governmental official, employee or agent where the Payment was in violation of Applicable Laws, (D) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of the books or records of the Company or any of the Subsidiaries for any reason, (E) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any Payment to any person with the intention or understanding that any part of such Payment would be used for any purpose other than that described in the documents supporting such Payment, or (F) solicited, received, paid or offered any illegal remuneration for any referral to any Facility in violation of any Applicable Laws, including, without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), or any applicable state anti-kickback law.

(x) Opinion of Financial Advisor. The Company has received the opinion of Adams Harkness, Inc., its financial advisor (the “Financial Advisor”), to the effect that, subject to the various assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified. True, complete and correct copies of all binding agreements between the Company or any of the Subsidiaries and the Financial Advisor relating to the transactions contemplated by this Agreement have been previously provided by the Company to Parent.

(y) Debt. Schedule 3.1(y) of the Company Disclosure Schedule accurately sets forth an itemized list of the amount of all of the Company’s and each of the Subsidiaries’ Debt (including the name of the debtor or lessee (if such Debt is a Capital Lease), the name of the creditor or lessor, the maturity date and a description of the collateral, if any, securing the Debt and any premium, prepayment penalty, change of control or similar payment required to be made or offered thereunder as a result of the transactions contemplated by the Transaction Documents).

(z) Employee Payments. Schedule 3.1(z) of the Company Disclosure Schedule accurately sets forth the amount of all Employee Payments (as hereinafter defined) and a listing of each contract, arrangement or understanding pursuant to which any Employee Payment may be due and payable other than pursuant to an agreement with Parent or one of its current Affiliates. For purposes of this Agreement, “Employee Payments” means payments or other distributions required to be made by any Person (other than Parent or one of its current Affiliates) pursuant to any oral or written contracts or other agreements, to any directors, officers, employees or agents of the Company or any of the Subsidiaries pursuant to the terms of such contracts or agreements.

3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Good Standing, Etc. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation. Each of Parent and Merger Sub has all requisite corporate or company power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, be reasonably likely to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Authority; No Violations; Consents and Approvals.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. The Transaction Documents have been and each of the Transaction Documents will be duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the indirect owner of all of the outstanding shares of capital stock of Merger Sub, has caused Concentra Health Services, Inc., a Nevada corporation, in its capacity as the sole stockholder of Merger Sub, to approve this Agreement and the Merger. Parent and Merger Sub have delivered to the Company certified copies of resolutions duly adopted by the board of directors of each of Parent and Merger Sub evidencing the approval and adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.

(ii) The execution and delivery of the Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (A) the charter or bylaws of Parent or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, could not be reasonably likely to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of the Transaction Documents by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby except for (A) the filing with the SEC of such reports under Section 15(d) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with, and acceptance for record of the Certificate of Merger by, the Delaware Secretary of State, (C) such filings and approvals as may be required by any applicable environmental, health or safety law, and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be likely to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub (“the Parent Litigation”), and Parent has no knowledge of any facts that are likely to give rise to any Parent Litigation, in each case, that would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent that would adversely affect the ability of the Company or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) Ownership of Company Capital Stock. Neither Parent nor Merger Sub owns of record or beneficially or has, since July 1, 2002, owned of record or beneficially any shares of capital stock of the Company.

(f) Capital Resources. Parent has, and will continue to have at the Effective Time, sufficient cash resources to enable it to pay the aggregate Merger Consideration and Option Consideration pursuant to this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. At all times prior to the Effective Time, the Company agrees as to itself and the Subsidiaries that (except as set forth on Schedule 4.1 or to the extent that Parent shall otherwise consent in writing):

(a) Ordinary Course. Each of the Company and the Subsidiaries shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

(b) Dividends; Changes in Stock. The Company shall not and it shall not permit any of the Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or other equity securities, provided that each Subsidiary may make distributions to its equity holders consistent with past practice and in compliance with applicable governing documents; (ii) split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other equity securities; or (iii) repurchase, redeem or otherwise acquire, or permit any of the Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date of this Agreement or as contemplated by any existing Company Employee Benefit Plan.

(c) Issuance of Securities. The Company shall not, and it shall not permit any of the Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock or other equity securities or any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities, Voting Debt, other voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans that are outstanding on the date of this Agreement, or in satisfaction of stock grants or other stock based awards made prior to the date of this Agreement pursuant to the Company Stock Plans.

(d) Governing Documents. The Company shall not amend or propose to amend the Company Charter, the Bylaws or the Charter Documents of any of the Subsidiaries.

(e) No Acquisitions. Other than the acquisition by the Company of the minority interest in OHR-SSM currently owned by the other member thereof for no more than $300,000 (payable fully in cash), the Company shall not, and it shall not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(f) No Dispositions. Other than sales or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, the Company shall not, and it shall not permit any of the Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any of its material assets.

(g) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Subsidiaries.

(h) Accounting. The Company shall not, and shall not permit any of the Subsidiaries to, make any changes in its or their accounting methods that would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

(i) Affiliate Transactions. The Company shall not, and shall not permit any of the Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), other than between one of the Subsidiaries and the Company.

(j) Insurance. The Company shall, and shall cause the Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as in effect on the date hereof.

(k) Tax Matters. The Company shall not (i) make, change or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by Applicable Law.

(l) Certain Employee Matters. The Company shall not, and it shall not permit any of the Subsidiaries to, (i) grant any increases in the compensation of any of its directors, officers or employees, except increases with respect to non-officer employees made in the ordinary course of business and in accordance with past practice, (ii) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the Company Employee Benefit Plans, (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee, (iv) become obligated under any new Company Employee Benefit Plan that was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder except for the acceleration of the Company Stock Options as contemplated by Section 2.2, or (v) grant any options or other awards under the Company Stock Plans.

(m) Indebtedness. The Company shall not, and shall not permit any of the Subsidiaries to, (i) modify the terms of any existing Debt or security issued by the Company or any of the Subsidiaries, (ii) incur any Debt or guarantee any such Debt except, in each case, the incurrence of Debt in the ordinary course of business under the Amended and Restated Revolving Credit and Security Agreement dated as of December 15, 2003 (the “Capital Source Agreement”) with Capital Source Finance, LLC or issue or sell any Debt securities or warrants or rights to acquire any Debt securities of the Company or any of the Subsidiaries or guarantee any Debt securities of others or (iii) except in the ordinary course of business, enter into any lease (whether operating or capital) or create any material mortgages, liens, security interests or other similar Liens on the property of the Company or any of the Subsidiaries in connection with any Debt thereof.

(n) Litigation. The Company shall not, nor shall the Company permit any of the Subsidiaries to, settle, compromise or otherwise resolve any litigation or other legal proceedings involving a payment of more than $25,000 individually or $50,000 in the aggregate in any one case by or to the Company or any of the Subsidiaries.

(o) Accounts Receivable; Payables. The Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) write off any accounts or notes receivable, except in the ordinary course of business consistent with past practice or as may be required by GAAP, or (ii) change any practices, policies, procedures or activities regarding or relating to, or the timing of, the collection of accounts receivable, billing of customers, pricing and payment terms, cash collections, cash payments or terms with vendors or customers.

(p) Restrictions. The Company shall not, nor shall the Company permit any of the Subsidiaries to, enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any of the Subsidiaries, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of Parent’s other subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area.

(q) Certain Contracts. The Company shall not, and shall not permit any of the Subsidiaries to, enter into any contracts outside the ordinary course of business or inconsistent with past practice or any other contracts involving aggregate annual payments in excess of $100,000, except for renewals of existing real estate leases or renewals of or new physician employment agreements.

(r) Capital Expenditures. The Company shall not, and shall not permit any of the Subsidiaries to, incur capital expenditures in excess of (i) $100,000 individually or (ii) $250,000 in the aggregate.

(s) Other Actions. The Company shall not, and shall not permit any of the Subsidiaries to, engage in or permit any transaction or act which, if it had been engaged in or permitted prior to the date of this Agreement, would have rendered untrue in any material respect any of the representations and warranties of the Company contained in this Agreement.

(t) Agreements. The Company shall not, and shall not permit any of the Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

4.2 No Solicitation.

(a) (i) The Company agrees that neither it nor any of the Subsidiaries nor any of the officers and directors of it or any of the Subsidiaries shall, and that it shall cause its and the Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Subsidiaries) not to (and shall not authorize any of them to), directly or indirectly (A) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as hereinafter defined), (B) participate in any discussions or negotiations regarding, or furnish to any person or entity any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (except as permitted pursuant to Section 4.2(c)), (C) engage in discussions with any person or entity with respect to any Acquisition Proposal (except as permitted pursuant to Section 4.2(c)), (D) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d) and Section 7.1(g)), or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself or any of the Subsidiaries (except as permitted pursuant to Section 4.2(d) and Section 7.1(g)). The Company and each of the Subsidiaries shall, and the Company shall cause its and each of the Subsidiaries’ officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Subsidiaries) to, cease immediately any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section.

(ii) The Company agrees that it will not waive any provision of or amend in any way any confidentiality or standstill agreements with any Person that has heretofore executed a confidentiality or standstill agreement in connection with its consideration of acquiring the Company or any of the Subsidiaries and the Company shall at all times diligently enforce its rights thereunder. The Company shall advise Parent (promptly after the execution and delivery of this Agreement and to the extent permitted by the terms of such confidentiality or standstill agreements) of the identity of each such Person and the material terms of any such proposals or offers.

(b) (i) As promptly as practicable (but in no event later than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or Group (as defined herein) making any such Acquisition Proposal, request or inquiry and a copy of all written materials about the Company or any of the Subsidiaries provided in connection with such Acquisition Proposal, request or inquiry not previously provided to Parent. The Company shall provide Parent as promptly as practicable (but in no event later than 48 hours) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all material written materials about the Company or any of the Subsidiaries subsequently provided to the Person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry to the extent not previously provided to Parent.

(ii) The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 4.2(a) and under circumstances in which the Company has complied with all of its obligations under Section 4.2(a) and Section 4.2(b), in the event that, prior to the approval of the Merger and this Agreement by the stockholders of the Company as provided herein, the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its board of directors has in good faith concluded (after consulting with its outside legal counsel) is, or is reasonably likely to result in, a Superior Offer, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) prior to furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality and standstill agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2(c)) and (B) contemporaneously with furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

(d) In response to the receipt of a Superior Offer and notwithstanding any provision hereof to the contrary, the board of directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the Company’s stockholders, may recommend that the Company’s stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of the Company or a committee thereof, a “Change of Recommendation”). The Company shall promptly provide a written notice to Parent in the event that it intends to effect a Change of Recommendation.

(e) Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold its stockholders’ meeting as contemplated in Section 5.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it unless this Agreement is terminated in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, prior to the termination of this Agreement, the Company shall not (i) submit to the vote of its stockholders any Acquisition Proposal other than the Merger or (ii) enter into any agreement, agreement in principle or letter of intent (other than the confidentiality agreement referenced in Section 4.2(c)) with respect to or accept any Acquisition Proposal other than the Merger (or resolve to or publicly propose to do any of the foregoing).

(f) Nothing contained in this Agreement shall prohibit the Company or its board of directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act to the extent required by Applicable Law; provided that the board of directors or the Company shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the board of directors of the Company determines in good faith (after consulting with its outside legal counsel and its financial adviser) that such Acquisition Proposal is a Superior Offer.

(g) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean any inquiry, offer or proposal relating to any transaction or series of related transactions involving (A) any purchase from the Company or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than 15% of the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning 15% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and the Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of the Subsidiaries, and (ii) “Superior Offer” shall mean an unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company and the Subsidiaries or substantially all of the total outstanding voting securities of the Company made on terms that the board of directors of the Company has in good faith concluded (after consulting with its outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person, entity or Group making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

(h) It is understood that any violations of the provisions and restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any financial or legal advisor or other retained representative) of the Company or any of the Subsidiaries or at the direction or consent of any of the foregoing, shall be deemed to be a breach of this Section 4.2 by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement. The Company shall promptly prepare and file with the SEC the preliminary Proxy Statement; provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent for review and comment before such filing with the SEC and that such preliminary Proxy Statement shall be subject to Parent’s prior approval of the preliminary Proxy Statement, which approval shall not be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, the Company may file any such preliminary Proxy Statement in the absence of such approval in the form the Company in good faith believes is necessary to comply with Applicable Law. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the amended or supplemented Proxy Statement shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld or delayed; provided that, notwithstanding the foregoing, the Company may file any such amended or supplemented Proxy Statement in the absence of such approval in the form the Company in good faith believes is necessary to comply with Applicable Law. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company hereby covenants and agrees with Parent that the Proxy Statement (at the time it is first mailed to stockholders of the Company and at the time of the meeting of the stockholders of the Company contemplated in Section 5.3) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this sentence shall not apply to information contained in the Proxy Statement that was supplied by Parent for inclusion therein). If, at any time prior to the meeting of the stockholders of the Company contemplated in Section 5.3, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Proxy Statement, occurs and such event is required to be described in a supplement to the Proxy Statement, the Company shall promptly notify Parent of such occurrence and shall promptly prepare, file and disseminate such supplement. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date established by the board of directors of the Company, as promptly as practicable thereafter.

5.2 Access to Information. Upon reasonable notice, the Company shall, and shall cause each of the Subsidiaries to, afford access to the officers, employees, accountants, counsel and other representatives of Parent and Merger Sub (including, if applicable, any financing sources (Parent hereby acknowledging that the consummation of the Merger is not contingent on its receipt of financing) and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records. If Parent or Merger Sub requires environmental site assessments to any parcels of real property owned or leased by the Company or any of the Subsidiaries, the Company shall, and shall cause each of the Subsidiaries to, allow such assessments to be performed. During the period prior to the Effective Time, the Company shall, and shall cause each of the Subsidiaries to, promptly furnish to Parent (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including, without limitation, to confirm the accuracy of Section 3.1(v). The Confidentiality Agreement dated as of January 12, 2005, as amended, between Concentra Health Services, Inc. and the Company (the “Confidentiality Agreement”) shall apply with respect to information furnished pursuant to this Section 5.2.

5.3 Stockholders Meeting. (a) The Company shall call, hold and convene a meeting of its stockholders (the “Stockholders Meeting”) to consider the approval of this Agreement and the Merger, to be held as promptly as practicable after the mailing of the Proxy Statement to the Company’s stockholders, (b) subject to Section 4.2(d), the board of directors of the Company shall recommend that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger at the Company’s stockholders’ meeting, and (c) subject to Section 4.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company has recommended that the Company’s stockholders vote in favor of approval of this Agreement and the Merger at the Company’s stockholders’ meeting. The Company shall not postpone or adjourn the Company’s stockholder meeting without the consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall ensure that its stockholders meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the stockholders meeting are solicited, in compliance with the DGCL, the Company Charter and all other Applicable Law.

5.4 Other Approvals.

(a) Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such filings and notifications, and obtain such consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters on a commercially reasonable basis.

(b) The Company and its board of directors shall (i) take all action necessary or otherwise reasonably requested by Parent to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger or the other transactions contemplated hereby, take all action necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.5 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

5.6 Public Announcements. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified in advance of such issuance or public statement by the disclosing party of such press release or public statement.

5.7 Advice of Changes; SEC Filings. The Company and Parent, as the case may be, shall confer on a regular basis with each other, shall report on operational matters and shall promptly advise each other orally and in writing of any change or event that, individually or in the aggregate, could reasonably be likely to result in a Company Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.8 Conveyance Taxes. The Company and Parent shall (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay one half of any such Tax or fee that becomes payable by the Company on or before the Effective Time.

5.9 Withholding Rights. Parent, Merger Sub or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as Parent, Merger Sub or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Merger Sub or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect which such deduction and withholding was made by Parent, Merger Sub or the Paying Agent.

5.10 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under Applicable Laws or otherwise, to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, subject, if applicable, to the approval of the stockholders of the Company, including cooperating fully with the other parties. The Company shall use commercially reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby.

5.11 Affiliate Agreements. Schedule 5.11 sets forth a list of all agreements between the Company or any of the Subsidiaries, on one hand, and any employee, officer, director, consultant or Affiliate of the Company or any of the Subsidiaries, on the other hand, pursuant to which any professional association provides any professional or other services to the Company or any of the Subsidiaries (the “Affiliate Agreements”). Prior to the Closing, the Company and each of the Subsidiaries shall take all action to terminate (with no further liability to the Company, any of the Subsidiaries, the Surviving Corporation, Parent or Merger Sub) each Affiliate Agreement that has been designated for termination in a written notice from Parent and delivered to the Company at least 20 days prior to the Closing Date.

5.12 Other Actions. Except as expressly permitted by the terms of this Agreement, the Company shall not take or agree or commit to take, nor will it permit any of the Subsidiaries to take or agree to commit to take, any action that is reasonably likely to result in any of the Company’s representations or warranties hereunder being untrue in any material respect.

5.13 Appraisal Rights. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Parent.

5.14 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by (i) the Charter Documents as in effect on the date of this Agreement and (ii) any applicable contract as in effect on the date of this Agreement which is disclosed to Parent and a copy of which has been delivered to Parent prior to the date of this Agreement.

(b) Without limiting the provisions of Section 5.14(a), during the period commencing with the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation jointly and severally shall (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or (B) any of the transactions contemplated by this Agreement and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.14(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.14(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall be deemed to grant any right to any Indemnitee that is not permitted to be granted to any director or officer of the Company under the DGCL, assuming for such purposes that the Charter Documents provide for the maximum indemnification permitted by law.

(c) Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) for all persons who are directors and officers of the Company on the date of this Agreement and for all former directors and officers of the Company, so long as the annual premium therefor would not be in excess of 150% of the last annual premium therefor paid prior to the date of this Agreement (the “Maximum Premium”); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its affiliates, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period or cannot be obtained for the Maximum Premium, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the last annual premium for the Company’s D&O Insurance was $70,142.

(d) The Indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14. The provisions of this Section 5.14 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(e) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.14.

5.15 Payoff Letters. No later than three Business Days prior to the Closing Date, the Company shall cause Capital Source Finance, LLC to prepare and deliver to the Company and Parent a “payoff letter” or similar document specifying the aggregate amount (including principal, interest, fees, expenses and other amounts) payable to the lenders under the Capital Source Agreement that will be outstanding as of the Closing Date under the Capital Source Agreement. Such payoff letter shall confirm that payment of the amount specified therein by Parent shall discharge all of the Company’s and each of the Subsidiaries’ obligations under the Capital Source Agreement and that upon receipt of the applicable amount the lenders will release and discharge all Liens granted thereunder. No later than three Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule detailing the aggregate amount (including principal, interest, fees, expenses and other amounts) payable pursuant to any items of Debt (other than the Debt incurred under the Capital Source Agreement) including but not limited to any Debt incurred under any of the Company’s subordinated promissory notes and any Debt incurred in connection with the Company’s previous purchases of occupational health clinics or other assets.

5.16 Delivery of Estimates. Not later than three Business Days prior to the Closing Date, the Company shall deliver in writing to Parent the Company’s good faith estimates of the amounts of Cash on Hand and Debt as of the Closing Date and, prior to the Effective Time, shall furnish to Parent such financial reports, information and other documents and evidence as Parent shall reasonably request to enable Parent to evaluate the accuracy of such estimates.

5.17 Repayment of Capital Source Agreement. Simultaneously with the Closing, Parent shall repay and discharge in full the Debt of the Company outstanding under the Capital Source Agreement.

5.18 Stockholder Representative. John C. Garbarino (and any successor appointed by him to act on his behalf or, if he has resigned, refused to serve, or become incapable of serving (whether due to death, disability or otherwise) or has not, in any such event, appointed a successor, any Person appointed by the Company who was an executive officer of the Company prior to the Effective Time) (the “Stockholder Representative”) hereby is appointed, authorized and empowered to act as attorney-in-fact on behalf of the holders of the Company Common Stock and Company Stock Options in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement, including, but not limited to, all actions to be performed in the negotiation and calculation of the Cash on Hand and the Additional Merger Consideration pursuant to Section 2.1(d)(ii) hereof. All actions taken by the Stockholder Representative shall conclusively bind the holders of the Company Common Stock and Company Stock Options. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing as the communications of the holders of the Company Common Stock and Company Stock Options. Neither Parent, Merger Sub nor the Surviving Corporation shall be held liable or accountable in any manner for any act or omission of the Stock Representative in such capacity.

5.19 Employee Matters. Parent agrees to cause the Company to make the payments to be made by the Company as set forth on Schedule 4.1 in the amounts, at such times and on such other terms and conditions, if any, as specifically set forth on Schedule 4.1.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Merger and this Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

(b) Other Approvals. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an “Injunction”) preventing or making illegal the consummation of the Merger.

(d) Certificate of Merger. The Certificate of Merger shall have been accepted for filing by the Delaware Secretary of State.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (provided in each case that any representation or warranty contained herein that is qualified by a materiality standard or a Company Material Adverse Effect qualification shall not be further qualified hereby). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Termination of Affiliate Agreements. Parent shall have received from the Company and the Subsidiaries written evidence that any Affiliate Agreements designated by Parent for termination pursuant to Section 5.11 have been terminated prior to the Closing Date.

(d) FIRPTA Certificate. Parent shall have received a certification by the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) and dated within 30 days prior to the Closing Date to the effect that the Common Stock and the Company Stock Options do not constitute a U.S. real property interest as the Company is not and has not been during the previous five years a U.S. real property holding corporation.

(e) Executive Agreements. Parent or one of its Affiliates shall have entered in the agreements specified on Schedule 6.2(e) with the Persons identified thereon upon mutually agreeable terms, such agreements to be effective only at the Effective Date.

(f) OHR-SSM. The Company shall have consummated the purchase of the minority interest in OHR-SSM from the other member thereof, with the purchase price therefor being no more than $300,000 (payable fully in cash) and the Company owning 100% of the outstanding membership interests in OHR-SSM after such purchase.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (provided in each case that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) OHR-SSM. Parent shall have advanced to the Company (immediately prior to the Effective Time) funds in an amount not to exceed $300,000 in cash to effectuate the purchase of the membership interest of the other member of OHR-SSM.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company (except with respect to Section 7.1(g), in which case the termination must be prior to receipt of the approval of the Company’s stockholders of this Agreement and the Merger):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if (i) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; or (ii) the approval of the stockholders of the Company of this Agreement and the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof;

(c) by Parent or the Company if the Merger shall not have been consummated by March 31, 2006 or such other date as the Company and Parent shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(d) by Parent if (i) the Company shall have failed to comply in any respect with Section 4.2 or shall have failed to comply in any material respect with any of the other covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination (provided that (other than with respect to a breach of Section 4.2, which breach shall not be subject to a cure right) such breach has not been cured within ten days following receipt by the Company of notice of such breach and is existing at the time of termination of this Agreement), or (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Company Material Adverse Effect qualification shall not be further qualified hereby) when made on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided such breach has not been cured within ten days following receipt by the Company of notice of such breach and is existing at the time of termination of this Agreement;

(e) by the Company if (i) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within ten days following receipt by Parent of notice of such breach and is existing at the time of termination of this Agreement) or (ii) any representation or warranty of Parent contained in this Agreement shall not be true and correct in all material respects (provided that any representation or warranty of Parent contained herein that is qualified by a materiality standard shall not be further qualified hereby) when made or on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided such breach has not been cured within ten days following receipt by Parent of written notice of such breach and is existing at the time of termination of this Agreement;

(f) by Parent in the event that (i) the board of directors of the Company shall have failed to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three Business Days, after Parent’s request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or (ii) the board of directors of the Company shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that the Company stockholders approve and adopt this Agreement and approve the Merger, or (iii) the board of directors of the Company shall have withheld, withdrawn, amended or modified, or proposed publicly to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of such board of directors to the Company’s stockholders that they approve and adopt this Agreement and approve the Merger, or (iv) the board of directors of the Company shall have made a Change of Recommendation, or (v) the board of directors of the Company, within ten Business Days after commencement of any tender or exchange offer for any shares of Company Common Stock, shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such tender or exchange offer by its stockholders; and

(g) by the Company if the board of directors of the Company has made a Change of Recommendation in order to approve and permit the Company to accept a Superior Offer; provided, however, that (i) the Company is not then in breach of Section 4.2, (ii) Parent does not make, within five Business Days after receipt of the Company’s written notice pursuant to Section 4.2(d), an offer that the board of directors of the Company shall have concluded in good faith (following consultation with its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to the Company’s stockholders as such Superior Offer and is reasonably capable of being consummated, (iii) the board of directors of the Company authorizes the Company, subject to complying with the terms of Section 4.2 and this clause (g), to enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iv) the Company shall have tendered to Parent payment in full of the amounts specified in Section 7.2, or a promissory note in the form of Exhibit B in lieu of the cash payment of the Termination Fee specified therein, concurrently with delivery of notice of termination pursuant to this Section 7.1(g).

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 7.2, the last sentence of Section 5.2, the penultimate sentence of Section 5.4(b), and Article VIII and (ii) to the extent that such termination results from the breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement, in which case such party shall remain liable for its breach notwithstanding such termination.

(b) (i) If Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii) or Section 7.1(c) and prior to such termination, there has been submitted to the Company’s board of directors or stockholders or publicly announced an Acquisition Proposal (other than the Merger) and, within one year of such termination, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement) is consummated or the Company shall enter into an agreement with respect to an Acquisition Proposal or recommend approval of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been publicly announced prior to termination of this Agreement), which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs within such one year period); or

(ii) If Parent shall terminate this Agreement pursuant to Section 7.1(f); or

(iii) If the Company shall terminate this Agreement pursuant to Section 7.1(g);

then the Company shall pay to Parent (A) an amount equal to $1,960,000 (the “Termination Fee”), and (B) such amount, not to exceed $250,000 (the “Expense Reimbursement”) as may be required to reimburse Parent and Merger Sub for all reasonable out-of-pocket fees, costs and expenses incurred by Parent and/or Merger Sub in connection with their due diligence efforts or the transactions contemplated by this Agreement, including, without limitation, (1) fees, costs and expenses of accountants, escrow agents, legal counsel, financial advisors and other similar advisors, and (2) fees paid to any Governmental Entity. If the Termination Fee and the Expense Reimbursement shall be payable pursuant to subsection (b)(i) of this Section 7.2, the Termination Fee and the Expense Reimbursement shall be paid in same day funds on the date of consummation of an Acquisition Proposal. If the Termination Fee and the Expense Reimbursement shall be payable pursuant to subsection (b)(ii) or (b)(iii) of this Section 7.2, the Termination Fee and the Expense Reimbursement shall be paid in same day funds no later than one Business Day after the date of termination of this Agreement or, at the election of the Company, the Termination Fee may be paid by the delivery of a duly executed promissory note in the form of Exhibit B attached hereto by the Company to Parent or Parent’s designee and the Expense Reimbursement shall be paid in same day funds, in each case, no later than one Business Day after the date of termination of this Agreement. Any Termination Fee or Expense Reimbursement payable under this Agreement shall be paid without reservation of rights or protest and the Company and the Subsidiaries, upon making such payment, shall be deemed to have released and waived any and all rights that any of them may have to recover such amounts.

(c) The parties hereto acknowledge that the agreements contained in paragraph (b) of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any fee payable by it pursuant to this Section 7.2, then the Company shall pay to Parent or Parent’s designee the costs and expenses (including attorneys’ fees) of Parent or Parent’s designee in connection with collecting such fee.

7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Payment of Expenses. Except as specifically set forth herein to the contrary, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

8.2 Nonsurvival of Representations, Warranties and Agreements. Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II and this Article VIII, Section 5.14 and Section 5.19. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (iii) five Business Days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

if to Parent or Merger Sub, to:

Concentra Operating Corporation

5080 Spectrum Drive

Suite 400–West Tower

Addison, Texas 75001

Fax: 972-387-1938

Attention: Richard A. Parr II

                  General Counsel

with a copy to:

Vinson & Elkins L.L.P.

2001 Ross Avenue

Suite 3700

Dallas, Texas 75201

Fax: 214-999-7797

Attention: Jeffrey A. Chapman

if to the Company, to:

Occupational Health + Rehabilitation Inc

175 Derby Street

Suite 36

Hingham, Massachusetts 02043

Fax: 781-741-5499

Attention: John C. Garbarino

with a copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103

Fax: 860-251-5211

Attention: Donna L. Brooks

8.4 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. For purposes of this Agreement, “knowledge” or “Knowledge” of a party hereto means the actual knowledge of the officers listed on Schedule 8.4 to this Agreement, after reasonable inquiry in each case.

8.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile signature), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.14 and Section 5.19 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule or the other schedules to this Agreement shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

8.11 Director and Officer Liability. The respective directors, officers, and stockholders, in their respective capacities as such, of Parent, Merger Sub and their Affiliates shall not have any personal liability or obligation arising under the Transaction Documents (including any claims that the Company may assert) other than as an assignee of a Transaction Document. The respective directors, officers, and stockholders, in their respective capacities as such, of the Company and its Affiliates shall not have any personal liability or obligation arising under the Transaction Documents (including any claims that Parent or Merger Sub may assert) other than as an assignee of a Transaction Document.

8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, each party has caused this Agreement and Plan of Merger to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONCENTRA OPERATING CORPORATION

By:	/s/ Daniel J. Thomas
Name:	Daniel J. Thomas
Title:	President and CEO

BRADY ACQUISITION CORP.

By:	/s/ Daniel J. Thomas
Name:	Daniel J. Thomas
Title:	Chairman

OCCUPATIONAL HEALTH + REHABILITATION INC

By:	/s/ John C. Garbarino
Name:	John C. Garbarino
Title:	President and CEO